CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration
Statement No. 333-143505 on Form N-1A of our report dated September 26, 2007, relating to the Statements of Assets and Liabilities of Morgan Stanley Series
Funds, comprised of Morgan Stanley Diversified Large Cap Equity Fund and Morgan
Stanley Diversified International Equity Fund, included in the Statement of
Additional Information, which are part of such Registration Statement, and to the references to us under the headings "Custodian and Independent Registered
Public Accounting Firm" and "Financial Statements" in the Statement of
Additional Information.

Deloitte & Touche LLP

New York, New York
September 27, 2007